EXHIBIT 4.2
                     TUCSON ELECTRIC POWER COMPANY
                   AWARD NOTICE AND OPTION AGREEMENT
                       Outside Director Grantee


This Agreement between Tucson Electric Power Company (the "Company") and ________________________________ (the "Grantee") sets forth specific terms and benefits which apply to the Grantee under the Tucson Electric Power Company 1994 Outside Director Stock Option Plan ("Plan").

1. NOTICE OF AWARD OF STOCK OPTIONS: The Company hereby awards options to the Grantee to purchase the Company's common stock as follows:

     Stock Option Grant No.                            ###
     Date of Grant                                     01/03/1995
     Total Number of Options Granted                        6000
     Exercise Price Per Share                          $ 3.13
     Expiration Date of Unexercised Options            01/03/2005

Options shall vest ratably and become exercisable in one-third (1/3) increments on each anniversary of the grant date. This award is subject to the: (a) terms and conditions of the Plan; (b) Policies and Procedures necessary for Plan administration; and (c) provisions of this Agreement.

2. BINDING EFFECT: This Agreement shall inure to the benefit of the successors and assigns of the Company and shall be binding upon the Grantee and the spouse, heirs, executors, administrators, successors and assigns of the Grantee.

3. INTEGRATED AGREEMENT: This Agreement and the Plan constitute the entire understanding and agreement of the Grantee and the Company regarding the Plan and the award of options. There are no other agreements, understandings, representations or warranties between the Grantee and the Company other than those set forth or provided for herein or in the Plan. This Agreement does not constitute a contract for employment with or continuing services to the Company. The provisions of this Agreement and the Plan shall survive any exercise of options, and shall remain in full force and effect until the exercise or expiration of the options awarded.

4. SUBJECT TO PLAN: Except as may be specifically set forth herein, the rights of the Grantee are subject to the terms and conditions of the Plan, including Policies and Procedures established to effect its administration. The provisions of the Plan are incorporated by reference.

5. GOVERNING LAW: This Agreement shall be construed in accordance with and governed by the laws of the State of Arizona.

IN WITNESS WHEREOF, the Company and Grantee have executed this Agreement.

                                   TUCSON ELECTRIC POWER COMPANY

Dated: ___________________              By: _________________________

The Grantee represents that he/she is familiar with the terms and provisions of this Agreement and the Plan, hereby acknowledges receipt of both documents, and hereby accepts the options subject to all of the terms and provisions thereof. The Grantee is aware that exercise of these options constitutes a purchase for purposes of Section 16(b) of the Securities Act of 1933.

                                   GRANTEE

Dated: ___________________              By: __________________________